Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

STFC - Q4 2009 State Auto Financial Earnings Conference Call

Event Date/Time: Feb. 18. 2010 / 10:00AM ET

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FINAL TRANSCRIPT

Feb. 18. 2010 / 10:00AM ET, STFC - Q4 2009 State Auto Financial Earnings Conference Call

CORPORATE PARTICIPANTS

Steve English

State Auto Financial - VP, CFO

Bob Restrepo

State Auto Financial - Chairman, CEO, President

Matt Mrozek

State Auto Financial - Corporate Actuary

CONFERENCE CALL PARTICIPANTS

Paul Newsome

Sandler O’Neill - Analyst

Vincent DAgostino

Analyst

Matt Rohrmann

KBW - Analyst

PRESENTATION

Operator

Welcome to State Auto Financial’s fourth quarter conference call. Initially you will be in listen-only mode. Today’s call is being recorded. If you have any objections, you should disconnect at this time. (Operator Instructions). At this point, I would like to turn the call over to Mr. Steve English, State Auto’s Chief Financial Officer. Mr. English, you may proceed.

Steve English - State Auto Financial - VP, CFO

Thank you, Diane. Good morning and welcome to our fourth quarter 2009 earnings conference call. Today I’m joined by several members of STFC’s senior management team. Our chairman, President and CEO, Bob Restrepo Chief Investment Officer Jim Duemey, Corporate Actuary, Matt Mrozek, and our Chief Accounting Officer and Treasurer Cindy Powell. Today’s call will include prepared remarks by our CEO Bob Restrepo and me, after which we will open the lines for questions

Please note our comments today may include forward looking statements which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward looking statements. These types of factors are discussed at the end of our press release as well as in our annual and quarters filings with the securities and exchange commission to which I refer you.

A financial packet containing reconciliations of certain non-GAAP measures along with supplemental information was distributed to registered participants prior to this call and made available to all interested parties on our website, www.stateauto.com under the investor section as an attachment to the press release. Now I’ll turn the call STFC’s President and CEO Bob Restrepo.

Bob Restrepo - State Auto Financial - Chairman, CEO, President

Thank you, Steve and good morning, everyone. Results continue to improve. We’re pleased to report an underwriting profit for the 4th quarter and a further increase in our book value to $21.33 a share. For the quarter, we produced net income from operations of 36 cents a share despite 24 cents a share of charges for reserving for the settlement of a class action claim, establishing a one time evaluation allowance for the North Carolina Beach

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Feb. 18. 2010 / 10:00AM ET, STFC - Q4 2009 State Auto Financial Earnings Conference Call

Plan, and recognizing additional expenses associated with our restructuring. We overcame this and made good progress in restoring underwriting profitability by increasing prices and introducing a host of new claim initiatives. Our GAAP combined ratio for the quarter was 98. 4% and was inflated by 2. 6 points by the class action claim resolution and the restructuring expenses.

We continue to implement our strategy of geographic diversification, accelerated product development, and new technology, which enables both ease of doing business and pricing discipline. These actions contributed to growth which exceeded both the economy and the industry by a wide margin. We continue to develop our enterprise risk management capability, particularly as it relates to geographic concentration. Our aggregate reinsurance treaty did exactly what we wanted by addressing our greatest strategic concern of high severity, low frequency wind and hail events. And we continue to manage our capital effectively. We maintain a very competitive dividend, although we repurchased no shares this quarter, under the share repurchase program, which expired in December.

Beginning 2010, we will introduce changes to the pooling arrangement between State Auto Mutual and State Auto Financial Corporation. We recently received state regulatory approval to pool our non-standard automobile business, which we call State Auto National. Previously, 100% of our non-standard automobile business was reported through STFC.

Going forward, 20% of this business will be shared with State Auto Mutual under our pooling agreement. This change allows us to streamline our organization and provide more consistent results reporting. In addition, we will begin pooling a new specialty business in 2010. We expect this new business to increase commercial lines net premiums by approximately $30 million this year. This morning I will discuss our operating results in more detail. Steve English will review the components of our full value growth, provide an overview of investments, and comment on reserve development for the year.

Our fourth quarter underwriting profit was helped by inconsequential catastrophe activity in the quarter and favorable catastrophe development from prior quarters and prior years. These trends are consistent with previous years. The net impact this year was the health of .4 percentage points compared to 3.7 percentage points in 2008. On a full year basis, net cat experience was 7.7%, which is close to our 5-year rolling average. Results improved substantially over the past two quarters thanks to mild weather.

The next catastrophe loss ratio results were generally good in the quarter. Personal automobile, which accounts for over 40% of our premium, benefited from relatively flat, pure premium trends and increased pricing. Auto results tended to deteriorate for us a bit at the end of the year because of winter weather. Reported results also include an increase of approximately 5 percentage points in the quarter due to allocations of loss adjustment expenses and salvage and segregation. Without these reallocations our results actually improve from the fourth quarter of last year. Year to date, 2009 results are comparable to 2008.

We expect the underlying improvement from personal lines, profitability, personal automobile profitability to grow as we continue to get price increases in the mid-single digit range. Homeowner results were influenced negatively by 12 percentage points in the quarter and 3. 2 percentage points for the year, resulting from the settlement of the class action claim related to homeowner property claim handling.

We’re confident in our risk selection capability for personal lines and our strong agency relationships. We need more price and we are getting it. For the quarter the all in impact rate changes on the written premium growth was about 3.5% for automobile, and 7% for homeowners. The earned impact lagged was about 2 points for auto and 3 points for homeowners. As 2010 plays out, our earned impact rate changes will steadily increase and improve margins.

Business insurance loss ratios were good despite continued thought pricing and a difficult economy. We saw improvements in the quarter and our non-catastrophe large loss experience, particularly in the property workers compensation and general liability lines. We did manage an aggregate price increase for commercial lines of 1% for the quarter. But results primarily benefited from our on going underwriting discipline and negative pure premium trends

For the year, our net loss ratio improved from 2008 driven by a lower catastrophe losses, and improved large loss experience, and general liability and commercial auto offset, somewhat, by the large fire losses we experienced in the first two quarters of the year. 2010 promises to be a difficult year in commercial lines given the pricing and economic climate. But we’re getting more price, experiencing negative pure premium trends, and rolling out new claim initiatives which will help us maintain results in business insurance. Expense ratio for the quarter was down relative to last year.

Our current quarter and year to date expense ratios were impacted by internal restructuring costs, while last year’s same period reflected costs associated with our innovate state auto initiative that took place in the fourth quarter. Regarding production, our goal has always been to grow, but to do it rationally. We define rational growth in the economy and the industry, and we did that in 2009, due entirely to our personal lines business.

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Feb. 18. 2010 / 10:00AM ET, STFC - Q4 2009 State Auto Financial Earnings Conference Call

New business in personal lines remains steady and retention is stable. Premium growth is moderating primarily because year over year comparisons are more challenging, and the significant pricing actions we are taking in homeowners has flattened our new business growth curve. Geographic diversification is the key part of our personal line strategy.

For the quarter, the expansion states of Arizona, Colorado, Connecticut and Texas accounted for 4.8% of our direct premium growth, and 4% for the year. Discipline pricing is also a critical part of our production of profit strategy. Price increases accounted for almost 30% of our personal lines growth in the quarter and 20% for the year. Taken together over 50% of our growth is from states we weren’t in three years ago and from price increases. We continue to innovate our product portfolio at state auto and personal lines.

We refresh the marketing of prime of life program which targets mature households and has been a profitable segment for us over the years. We introduced our new homeowners custom fit program which includes bi-peril rating and predictive modeling pricing in Missouri and will add 10 states this year in 2010. This new product is critical to our efforts to make homeowners profitable in reduced earnings volatility. In business insurance, we introduced our new buck choice program in Utah last quarter, and will have the product fully deployed in 32 states later this year. Buck choice is characterized by broader eligibility, predictive modeling, and point of sale quoting and processing. Over time this product will not only allow us to remain competitive in the market place, but improve our pricing per session and ease of doing business. Further leveraging and supporting the terrific relationships we have with our independent agency partners. The other new product initiative is in the alternative risk transfer business. As a reminder, state auto mutual acquired a specialty property and casualty company called Rockhill in February 2009.

Since then, we have been integrating operations and identifying businesses to grow and eventually pool with the results of State Auto Financial Corporation. The first entry arrives in 2010, with a business we call risk evaluation and design or RED. RED is in the transfer business and works with commercial policy holders who obtain a substantial amount of risk through a variety of vehicles such as reinsurance arrangements, captives, risk retention groups, or stand alone self-insured programs. The risks we assume here are typical of what we would write everyday in our Main Street business insurance portfolio.

The only difference is the policy holder retains more risk than we traditionally see. The first program we have written with RED is a restaurant program, which is almost entirely casualty. This business aligns well with our traditional risk profile and will contribute to our strategic desire to write more commercial and more casualty oriented business. We are looking at a number of other program opportunities with RED and plan to make substantial progress this year integrating Rockhill’s operations and possibly pooling more commercial specialty business next year in 2011. And with that I will turn you all over to Steve English.

Steve English - State Auto Financial - VP, CFO

Thank you, Bob. As Bob noted our book value per share increased to finish the year at $21.33 per share, a 10.9% increase over last year. Up from $21 per share at September 30, 2009. Book value growth for the year was driven by the rebound in the investment markets, both as it relates to investments on our balance sheet as well as investments held by our pension plan. Throughout 2009, we stayed the course with our risk and capital management strategies to grow statutory surplus, preserve capital, generate income, and maintain liquidity. Accumulated other comprehensive income increased $94.7 million or $2.37 per share, with $1.76 per share coming from investments on our balance sheet and the balance attributable to improved evaluations within our pension plan.

Earnings added another 26 cents per share for the year offset by our 60 cent per share dividend. STFC’s insurance subsidiary statutory surplus now stands at 796.7 million, an increase of 8% from last year. For the quarter, equity markets rose across all sectors in which we invest. The bond values declined as interest rates rose. As a result, during the quarter, we recorded net unrealized losses on investments totaling 17 cents per share

This was offset by the reevaluation of our pension obligations which increased book value per share by 28 cents. The quality of our fixed income portfolio remains quite strong with over 97% rated “A” or higher. The duration of our fixed maturity investment shortened from 6.3 to 5 during 2009 with nearly half of our portfolio invested in tax exempt bonds, this results in a longer duration. Our strategy has been to reduce our concentration of tax exempt bonds which comprised almost 75% of the portfolio last year.

In addition, we have about 6% of the portfolio invested in tip bonds as a hedge against inflation. Reported net realized gains for the quarter were negligible, but included write downs for other temporarily impaired securities in the amount of $1.1 million. This includes one large GAAP security in the energy sector which accounted for $900,000. Net investment income improved over the fourth quarter of 2008 and was essentially flat with the third quarter of this year.

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Feb. 18. 2010 / 10:00AM ET, STFC - Q4 2009 State Auto Financial Earnings Conference Call

Compared to the fourth quarter a year ago, net investment income reflected a full quarter’s income on the affiliated notes, plus improved performance of our tip bonds. For the entire year, though, net investment income was lower in 2008 due to tips performance, lower dividend yields, and short-term money rates. To update you on our aggregate treaty, through September 30, we estimated a total of 101 million of qualifying claims on a group basis.

At December, our revised estimates resulted in one storm no longer exceeding the 5 million franchise deductible. We now have an estimated $93.7 million of qualifying claims again on a group basis. After taking into consideration our $80 million retention, the 25% co-participation and the pooling impact, STFC reported 8.2 million of ceded losses for the year which reduced the net loss expense ratio by .70 of a point.

For the quarter, we reversed 4.3 million of ceded losses which was offset by favorable development of prior year and prior quarter cap losses resulting in net cap benefit of 1.3 million or .40 of a point. We have renewed the contract for 2010, with the same $30 million group limit. We did increase the 80 million aggregate retention to 90 million. The contact continues with a $5 million franchise deductible, 25% co-participation, and as a reminder covers PCS number cats excluding earthquake and named storms, such as hurricanes and tropical storms.

To wrap up, I would like to cover our accident year development for 2009. In total STFC recorded 56.2 million of favorable prior year development, or 4.8 loss ratio points. 10.9 million related to 2008 and prior CATS or .9 of a loss ratio point. This compares to 27.3 million or 2.4 points in 2008 with 6.4 million related to prior cats or .6 of a loss ratio point. Of the 45.3 million non-CAT development in 2009, 10.9 million relates to loss adjustment expenses , 9.5 million relates to auto liability, personal and commercial combined, and 8.3 million relates to other and product liability with the balance spread across several lines of business. In general, the development was driven by better than expected severity, primarily from action year 2008. With that, we would like to open up the line to any questions that you may have.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. (Operator Instructions). One moment please for our first question, which comes from Paul Newsome from Sandler O’Neill. Go ahead, sir.

Paul Newsome - Sandler O’Neill - Analyst

Good morning. Sorry if I missed this, I got on the call a little late. Was there something unusual with the tax structure and this quarter, and how should we think about the effective tax rate going forward?

Steve English - State Auto Financial - VP, CFO

No, Paul, there wasn’t anything unusual other than the mix of investment income relative to underwriting income. The investment income is effectively taxed shy of 15%. That’s a combination of the result of the level of tax exempts we have. On a go forward basis, you should look to tax your investment income at that rate and the balance at 35.

Paul Newsome - Sandler O’Neill - Analyst

And then a secondary question that’s unrelated. From a pricing perspective, maybe we will just go into some detail as to what you think you need from a pricing perspective.

Bob Restrepo - State Auto Financial - Chairman, CEO, President

Industry wise, I will talk about homeowners. That’s exhibit “A”, for price increase needs I have seen industry data that indicates that homeowners in general is at least 20-25% under priced . Our experience in the mid-west will lead you to indicate that using last year’s trends and not what we put in place in 2009, but where we started in 2008 that we are at least that under priced and we expect to make that up and fill that gap in over the next two years. We started in 2009 and we expect that the earned impact and the written impact will increase in 2010 and will continue into 2011. We are always obviously subject to regulatory review and in some cases approval. We also want to minimize regulatory reaction and disruption. So we’re not looking to get it all in one year, but we are looking to get it. And it will take us probably another 18 months or

Paul Newsome - Sandler O’Neill - Analyst

Great, thank you. I will let some other folks ask questions.

Operator

Thank you. Our next question then comes from (Vincent DAgostino) with Nicholas Go ahead. Vincent DAgostino: Good morning, everyone. Just curious if there is anything that helped change your mind on bringing Rockhill into the pool earlier than previously expected, and then just a few follow-ups, please.

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Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Bob Restrepo - State Auto Financial - Chairman, CEO, President

Yes, Vincent, we are not bringing in all of Rock Hill. We are bringing in actually a new part of Rock Hill that was being discussed during our acquisition. As I said in my prepared comments, it was a class of business that we write everyday. In fact, it is an eligible class as part of the new business owner product, a part of the restaurant business and it is a casualty oriented . The property business, by and large, is going to be placed in London . It was a team of people that we felt very comfortable with, and had a proven track record in this industry, and the program itself is an existing book of business all of that business.

So we were able to look at it. We knew exactly what the profit impact was going to be, what the premium impact was going to be within the tour book of business. So we felt very comfortable bringing that in. Now, the rest of the business at rock hill that is both a mix of admitted and nonadmitted business is profitable. On the specialty commercial side, but we wanted another year or so to make sure the reserves are adequate. We have every reason to believe they are more than adequate. But we wanted to make sure we had another year of seasoning before we made a decision to bring in part or all of

Vincent DAgostino Analyst

That’s most helpful. And is it possible to breakout the 2.6 points from the restructuring charges and from the class action between the two?

Steve English - State Auto Financial - VP, CFO

Sure. On the class action that was in the quarter had an affect of 2.4% on the combined ratio year to date, 0.6% . And then on the restructuring in the quarter it had . 20 of percent affect and .40 on

Vincent DAgostino Analyst

Great, thank you. And then just lastly, just some frequency and severity questions, just kind of curious. I mean the slight uptick that we are seeing on the collision frequency certainly makes sense with somewhat of a return to normal driving trends, but is there anything you can speak to in terms of the opposite and stark difference in BI frequency and severity, that we are seeing in the last two quarters?

Steve English - State Auto Financial - VP, CFO

I will ask Matt Mrozek, our Corporate Actuary to comment on that.

Matt Mrozek - State Auto Financial - Corporate Actuary

The exhibit that is shared shows the rolling 12 months change in frequency, of severity as well, and the severity between BI and collision is a little wider on the rolling 12 of month basis than what we would see as current trends. And the disparity also shows up in industry data. There is some ISO data that shows a bit of additional frequency on the physical damage side relative to the BI. So in looking at that frequency , the negative 8.6% for bodily injury , current trends are more in the single digit negative on the increased frequency for physical damage , you know in the 5-10% range on the exhibit. Current trends are more on the 2-3% range. So there is some disparity . Again driving trends may well be contributing to that , but I don’t think the underlying trend difference is as wide as what is reflecting in

Vincent DAgostino Analyst

is there anything geographic that is causing the comp to jump up to the 9.5 reported in the quarter?

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Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Steve English - State Auto Financial - VP, CFO

No, nothing geographic, and this is a rolling 12 months, so you don’t have the same effect and in the heavy recent quarter and that’s could be somewhat normalized using the rolling 12.

Vincent DAgostino Analyst

Perfect. Thank you so much. That was all my questions.

Operator

Thank you. At this time there are no further questions. Once again, if you would like to ask a question, it is *1 on your touch tone phone. Our next question comes from Paul Newsroom, again, with Sandler O’Neil. Go ahead.

Paul Newsome - Sandler O’Neill - Analyst

Great. Follow-up on capital and buy backs, if you could talk a little about how you feel about your current capital position , and what sort of potential is there for stock

Steve English - State Auto Financial - VP, CFO

Sure, Paul. It is a moment when we look at various leverage ratios and RBCs , you know, those types of capital adequacy-type measurements . You know, we continue to want to retain the “A” plus rating so we are cognitive of the amount of capital we have. We believe, at this point, with some of our business plans and bringing in this new RED business, as well as other potential business from Rockhill, at the moment there is no plans to renew or institute an additional

Paul Newsome - Sandler O’Neill - Analyst

Is it true of the mutual pair as well? Are they considering stock repurchases and I assume from my cursory look that their capital position is a lot better than the subsidiary.

Steve English - State Auto Financial - VP, CFO

Well, are you asking is the mutual company going to change its ownership level in the public company? Are you asking something about the mutual company’s capital structure by itself? There is no stock to be repurchased at the mutual company.

Paul Newsome - Sandler O’Neill - Analyst

No, whether the, by the public company.

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Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Steve English - State Auto Financial - VP, CFO

No, at this point in time there is no plans to change the relative ownership level.

Paul Newsome - Sandler O’Neill - Analyst

Okay. Thanks.

Operator

Our next question comes from Matt Rohrmann with KBW. Go ahead and ask your question.

Matt Rohrmann - KBW - Analyst

Bob, Steve, good morning.

Just a few questions. First on the RED segment, change the reporting at all? Will that be its own line? How will that be lumped into the business?

Steve English - State Auto Financial - VP, CFO

It will be reported in on a line of business basis, and you will probably see most of it pop up in the liability line.

Although, at some point based on size we may, down the road have to break that out separately .

Bob Restrepo - State Auto Financial - Chairman, CEO, President

But you are not going to see any change, Matt.

Matt Rohrmann - KBW - Analyst

Okay great. And then Steve, just wanted to double check on what you said on the reinsurance plan. Basically the aggregate limit move from 80 to 90. Other than that pretty much the same terms and conditions as we previously talked about?

Steve English - State Auto Financial - VP, CFO

Exactly.

Matt Rohrmann - KBW - Analyst

All right, great. Thanks a lot, guys.

Steve English - State Auto Financial - VP, CFO

Matt?

Go Dogs.

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FINAL TRANSCRIPT

Jul. 28. 2009 / 10:00AM ET, STFC - Q2 2009 State Auto Financial Earnings Conference Call

Matt Rohrmann - KBW - Analyst

You got it.

Operator

At this time, there are no further questions.

Steve English - State Auto Financial - VP, CFO

Okay. Well, thank you, Diane. We want to thank all of you for participating in our conference call and for your continued interest in and support of State Auto Financial Corporation. We look forward to speaking with you again on our first quarter earnings call which, is currently scheduled for April 29, 2010. Thank you and have a nice day.

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